Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-188652, No. 333-181104, No. 333-173116, No. 333-194440, No. 333-202809, No. 333-210014 and No. 333-216472) of ServiceSource International, Inc. of our report dated March 8, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions, the change in composition of reportable segment and the manner in which the Company accounts for debt issuance costs described in Note 2 to the consolidated financial statements appearing under Item 8 of the Company’s 2016 annual report on Form 10-K, as to which the date is March 6, 2017 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 2, 2018